Exhibit 10.4

September 25, 2023

Mr. Qian Fenglei

Dear Sir,

This letter confirms our understanding that STARCHAIN INVESTMENT TRADING LIMITED (“Starchain”) has been engaged to act as a management consultant to Mr. Qian Fenglei (“Mr. Qian”) (the “Target”) on Mr. Qian’s business setup and investor relations (the “Transaction”).

1.	Services

In its capacity as a financial advisor, Starchain will perform certain financial advisory services as it may deem necessary and appropriate for the Transaction (the “Services”). The Services include but not limited to:

(a)	Management and Advisory Services: advise the Target’s companies’ setup and maintain all statutory records;

(b)	Business proposal: Preparation of business proposal for Target’s companies’ pitching and strategic planning;

(c)	Corporate Governance and Compliance: ensure that the Target’s companies adhere to all relevant laws and regulation, including Hong Kong Companies Ordinance;

(d)	Investor Relation Maintenance: prepare pitching materials and communicate with investors about company performance, strategic initiatives, and market outlook;

(e)	Ethical Standards Maintenance: ensure that the Target’s companies uphold the ethical standards with the organization by monitoring compliance with internal code of conduct, and deal with any unethical behaviour or conflict of interest that may arise.

Starchain shall be entitled to delegate the performance of any of the Services set forth above to any of its affiliates and their respective officers, employees worldwide, as constituted from time to time (together the “Starchain Group”). Any obligation or undertaking of the Target to Starchain pursuant to this letter shall, where performance of any of the Services set out above is delegated to any other part of the Starchain Group, be given to Starchain for itself and on trust for such subsidiaries and/or associated companies. Similarly, Starchain shall be responsible for the acts or omissions of any part of the Starchain Group working on the engagement at the request of Starchain.

It is expressly understood and agreed that Starchain is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Target acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all matters relating to law, taxation and accounting of a Transaction, and all other relevant matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Starchain or any of its affiliates regarding matters of law, taxation or accounting. It is further understood and agreed that Starchain carries no professional licenses for acting as an investment advisor or broker-dealer under applicable state and federal securities laws in the United States.

2.	Term

(a)	Starchain’s engagement for Services under Section 1 hereof shall begin on October 1, 2023 and shall expire twelve (12) months from the date hereof (the “Expiration Date”).

(b)	Subject to the agreement to be agreed between the Target and the Starchain, this letter may be extended for additional twelve (12) months unless and until terminated by the Target by delivery of a notice of termination to Starchain within 5 business days after the Target’s receipt of an extension notice provided by Starchain 30 days prior to the Expiration Date, with specific service scope, consideration and payment terms for services during such extension period to be negotiated separately by the Target and Starchain.

3.	Fees and Payment

The Target agrees to pay Starchain as compensation for the Services under this letter US$480,000 in aggregate on a retainer basis, net of any applicable value-added, withholding, business and related taxes paid or payable hereunder, subject to following schedules:

(a)	The Target shall pay US$40,000 per month to Starchain as a monthly retainer for the twelve months starting October 2023 until September 2024, amounting to a total of US$480,000.

4.	Out-of-Pocket Expenses

The Target shall, upon request, reimburse Starchain for travel and all other reasonable out-of-pocket expenses incurred in connection with the engagement. The Target acknowledges that Starchain may invoice the Target on a monthly basis for such reimbursable out-of-pocket expenses and the Target agrees to promptly remit payment to Starchain upon receipt of such invoice.

5.	Information

The Target will furnish, or cause to be furnished, to Starchain such information as Starchain believes appropriate to its engagement hereunder (all such information, the “Information”), and the Target represents that all such Information will be accurate and complete in all material respects. The Target will notify Starchain promptly of any change that may be material in such Information.

In order to permit compliance with all applicable laws and regulations, the Target will (and will seek to cause any other party to the Transaction to) cooperate with Starchain to provide any information of the Target or such other party necessary to comply with such laws and regulations.

It is understood that Starchain will be entitled to rely on and use the Information and other information that is provided by the Target or any other party to the Transaction to or is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

Starchain will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Target’s management as to the expected future financial performance of the Target.

6.	Non-disclosure

The Target acknowledges that all advice given by Starchain in connection with its engagement hereunder is for the benefit and use of the Target in considering a Transaction. The Target agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Starchain be made by or on behalf of the Target, in each case without Starchain’s prior written consent, which consent shall not be unreasonably withheld.

7.	No Third-Party Beneficiaries

The Target acknowledges and agrees that Starchain has been retained to act as an financial advisor to the Target, and not as an advisor to or agent of any other person, and that the Target’s engagement of Starchain is not intended to confer rights upon any person not a party to this letter (including shareholders, employees or creditors of the Target) as against Starchain or its affiliates, or their respective directors, officers, employees or agents. This provision is without prejudice to the rights of the Indemnified Parties under Schedule I.

8.	Independent Contractor

Starchain shall act as an independent contractor under this letter, and any duties arising out of its engagement shall be owed solely to the Target. It is understood that Starchain’s responsibility to the Target is solely contractual in nature and Starchain does not owe the Target, or any other party, any fiduciary duty as a result of this letter.

9.	Confidentiality

STARCHAIN undertakes to keep confidential any non-public information relating to the Services provided to it by or on behalf of the Target, and not to disclose such information to third parties, other than STARCHAIN’s professional advisers or parties involved in the Services or as required by any applicable law and regulation or any requirement of any exchange or regulatory body or otherwise in accordance with the Target’s instructions.

10.	Indemnification

The Target and Starchain agree to the provisions with respect to the Target’s indemnity of Starchain and other matters set forth in Schedule I, the terms of which are incorporated herein in their entirety.

11.	Amendments and Successors

This letter may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Target and Starchain. The provisions of this letter shall inure to the benefit of and be binding upon the successors and assigns of the Target and Starchain.

12.	Entire Agreement

This letter constitutes the entire agreement between Starchain and the Target, and supersedes any prior agreements and understandings, with respect to the subject matter of this letter. The Target acknowledges that the execution of this letter or any act of Starchain under this letter does not constitute a commitment by Starchain or any of its affiliates to provide any type of financing or to purchase any type of securities.

13.	No Brokers

The Target acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to Starchain hereunder unless herein specified.

14.	Termination & Expiration

Upon termination or expiration, this letter shall have no further force or effect, except that the provisions concerning the Target’s obligations to pay Starchain fees and expenses under paragraphs 3 and 4, the non-disclosure obligation under paragraph 6, the limitation on to whom Starchain shall owe any duties under paragraph 7, the status of Starchain as an independent contractor under paragraph 8, the Target’s indemnification obligation to Starchain and certain related persons provided in paragraph 9 and Schedule I, the amendments and successors under paragraph 11, this paragraph 14, the illegality under paragraph 16 and the governing law and jurisdiction under paragraph 17 shall survive any such termination or expiration of this letter.

15.	Notice

All statements, requests, notices and agreements under this letter shall be in writing, and shall be delivered or sent by mail, telex, facsimile transmission or email:

(a)	if to Starchain, to Ms. Yeung Sing Yuet, Sherry; and

(b)	if to the Target, Attention: Mr. Qianfenglei.

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

16.	Illegality

If any provision of this letter shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this letter in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this letter in any other jurisdiction shall not be affected.

17.	Governing Law and Jurisdiction

This letter is governed by and shall be construed in accordance with the laws of Hong Kong Special Administrative Region.

Any dispute, controversy, difference or claim arising out of or relating to this letter, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrator shall be one. The arbitration proceedings shall be conducted in English.

18.	Additional Terms

The Target agrees to the additional terms as set out in Schedule II which are incorporated for Hong Kong regulatory purposes.

[Signature page to come]

We are pleased to accept this engagement and look forward to working with the Target. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Yours faithfully,

STARCHAIN INVESTMENT TRADING LIMITED

By:	/s/ Yeung Sing Yuet, Sherry
Yeung Sing Yuet, Sherry
Director

Agreed as of the date hereof

By:	/s/ Qian Fenglei
Qian Fenglei

Schedule I

The Target agrees to indemnify STARCHAIN, each controlling person and each of their respective directors, officers, employees, agents, affiliates and representatives (each of the foregoing, an “Indemnified Party”) and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become subject arising in any manner out of or in connection with the letter agreement to which this Schedule I is attached (the “Letter Agreement”) or otherwise in connection with any Services rendered by STARCHAIN or its affiliates whether before or after the date of this Letter Agreement, unless it is finally judicially determined that the Liabilities resulted primarily from the gross negligence or willful misconduct of STARCHAIN. The Target further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any commenced or threatened action, claim, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any Indemnified Party’s involvement in discovery proceedings or testimony), in connection with or as a result of either STARCHAIN’s engagement or any matter referred to in the Letter Agreement whether or not STARCHAIN is a party to such proceeding. The Target also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Target or its security holders or creditors related to or arising out of the engagement of STARCHAIN pursuant to, or the performance by STARCHAIN of the services contemplated by, the Letter Agreement, unless it is finally judicially determined that such liability resulted primarily from the gross negligence or willful misconduct of STARCHAIN. The Target and STARCHAIN will promptly notify the other party in writing of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to or arising out of any matter referred to in the Letter Agreement, including an Indemnified Party’s services thereunder; provided that STARCHAIN’s failure to notify will not affect the Indemnified Parties’ right to indemnification except to the extent the Target is materially prejudiced thereby.

The Target agrees that, without an Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any commenced or threatened claim, action, proceeding or investigation in respect of which indemnification could be sought under the indemnification provisions of the Letter Agreement (whether or not STARCHAIN or any other Indemnified Party is an actual or potential party to such claim, action, proceeding or investigation).

The Target and STARCHAIN agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is for any reason unavailable or insufficient to hold it harmless (except by reason of the gross negligence or willful misconduct of STARCHAIN) then, whether or not STARCHAIN is the person entitled to indemnification or reimbursement, the Target and STARCHAIN shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Target on the one hand, and STARCHAIN on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by STARCHAIN exceed the fees actually received by STARCHAIN under the Letter Agreement. The Target agrees that for the purposes of this paragraph the relative benefits to the Target and any Indemnified Party of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to STARCHAIN under the Letter Agreement.

Schedule II – Additional Terms for Regulatory Purposes

Part (A) – Personal Information Collection Statement

1.	The Personal Information Collection Statement (“PICS”) is made in accordance with the guidelines issued by the Office of the Privacy Commissioner for Personal Data of Hong Kong. The PICS sets out the policies and practices of STARCHAIN with regard to your Personal Data (as defined in the Personal Data (Privacy) Ordinance of Hong Kong (“PDPO”). Unless otherwise defined in the Agreement and/or this Schedule, other capitalized terms used in this Schedule bear the same meaning as such terms are defined in the PDPO.

2.	You may be requested to supply your Personal Data (including Personal Data of individuals associated with you, including but not limited to your directors, shareholders, employees, officers, and signatories who are authorized to represent you (“Associated Individuals”)) from time to time to STARCHAIN for the primary purpose of conducting customer on-boarding and related know-your-client checks to satisfy the requirements under the Anti-Money Laundering Ordinance of Hong Kong (and any applicable legal and regulatory requirements), and for any other purposes that are related, ancillary or incidental to the carrying out the services as contemplated in the Agreement.

3.	A request for the Personal Data shall oblige you to provide (or procure the Associated Individuals the provision of) such Personal Data to STARCHAIN, and any failure to do so may result in STARCHAIN being unable to provide any services to you (including any agreement that STARCHAIN may have been entered into with you), or unable to effect transactions under any account opened by you. In such an event, STARCHAIN may have to terminate our customer relationship with you and/or terminate any agreement that STARCHAIN has entered into with you (in accordance with the applicable termination provision).

4.	STARCHAIN may provide such Personal Data collected to the following classes of persons:

(a)	STARCHAIN or any of its affiliates;

(b)	if a securities trading account has been opened with STARCHAIN, any nominees in whose name your securities or other assets may be registered;

(c)	any contractors, agents, service providers, banks, fund houses, insurance companies or executing broking agents, clearing houses and clearing agents, which provide administrative, data processing, financial, computer, information technology professionals, telecommunication, trading, brokerage execution, payment, clearing, settlement, professional or other services to STARCHAIN or its affiliates on a need-to-know basis;

(d)	credit reference agencies, and, in the event of default, debt collection agencies;

(e)	any actual or potential assignee, transferee, participant, sub-participant, delegate, or successor of the rights or business of STARCHAIN;

(f)	any stock exchanges, governmental, regulatory or other bodies or institutions, trade repositories, whether as required by law, regulations, rules, codes, guidelines, administrative notices applicable to STARCHAIN and its affiliates; and

(g)	any regulatory and law enforcement bodies (including but not limited to Hong Kong Police and Independent Commission Against Corruption).

5.	In addition to the purposes as set out in paragraph 2 above, the Personal Data provided to STARCHAIN may be used for the following purposes from time to time:

(a)	opening and operating any account(s) that you may wish to open with STARCHAIN and/or its affiliates, and giving effect to your orders relating to transactions in connection with such account(s), and carrying out any other related instructions of yours;

(b)	providing services in connection with any other future;

(c)	conducting credit enquiries or checks on you and ascertaining your financial situation and investment objectives, and enabling or assisting any other person to do so;

(d)	determining the amount of indebtedness owed to or by you, or collecting, enforcement of security, charge or other rights and interests in favour of STARCHAIN or its affiliates;

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(e)	observing any legal, regulatory or other requirements to which STARCHAIN and its affiliates or any other persons may be subject, including but not limited to on-boarding you onto any other affiliate(s) of STARCHAIN where appropriate;

(f)	conduct matching procedures (as defined in the PDPO as permitted by law); and

6.	all other incidental and associated purposes relating thereto. You may request a copy of your Personal Data maintained by STARCHAIN. You may request the correction of any Personal Data which is inaccurate. Any such request must be addressed to the Personal Data Officer c/o Legal and Compliance Department of STARCHAIN at Unit 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. STARCHAIN may charge a reasonable fee for handling any such request. You may ascertain STARCHAIN's policies and practices in relation to the Personal Data and request to be informed of the type of personal data held by STARCHAIN.

7.	You hereby warrant and represent that you have made it clear to each Associated Individual that their Personal Data would be provided to and used by STARCHAIN in the way as set out in this Schedule, and that each Associated Individual has given you his/her consent. From time to time, STARCHAIN may directly market (including by telephone) its services to you through an Associated Individual, solely in his or her capacity as your officer. You represent and warrant that you have ensured that Associated Individuals are aware that their Personal Data may be used (only insofar as needed for STARCHAIN to contact you through them), and that it has obtained consent from each Associated Individual so as to permit, such direct marketing from STARCHAIN to such Associated Individual solely on your behalf. You shall also ensure that Associated Individuals are aware that if they do not wish to receive such direct marketing, they should notify yourself or STARCHAIN directly.

8.	Nothing in this Schedule shall limit your rights under the PDPO.

In the Agreement (including the Schedules), “affiliate” in relation to a specific party means any legal entity (including any partnership) at any time directly or indirectly controlling, controlled by or under common control with such specific party, and any of such entities' directors, officers and employees.

Part (B) – Consent to disclosure to regulators

You understand that STARCHAIN and its affiliates are regulated institutional in Hong Kong or other applicable jurisdictions. Therefore, there could be circumstances where STARCHAIN and/or its affiliates are requested, instructed or compelled by relevant laws, competent court, governmental, supervisory, regulatory body, authority or stock exchange, or any other law and regulatory enforcement bodies to disclose information with respect to the Transaction, this Agreement and/or the services provided therein (“Disclosure Request”). Notwithstanding any confidentiality or non-disclosure agreement that STARCHAIN and/or its affiliates may have agreed into with you, you hereby expressly consent that STARCHAIN and/or its affiliates may disclosure any information for purpose of complying with any Disclosure Request, and also for purpose of seeking the appropriate advice with respect to such Disclosure Request without the need to further seeking consent from you.

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